FINANCIAL STATEMENTS

ITEM 1. FINANCIAL STATEMENTS

TESORO LOGISTICS LP
CONDENSED STATEMENTS OF COMBINED CONSOLIDATED OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions, except per unit amounts)
Revenues
Affiliate	$168	$154	$337	$302
Third-party	125	121	256	236
Total Revenues	293	275	593	538
Costs and Expenses
Operating and maintenance expenses	109	111	222	210
Imbalance settlement gains and reimbursements	(6)	(11)	(13)	(19)
General and administrative expenses	22	28	46	53
Depreciation and amortization expenses	45	44	89	88
Net loss on asset disposals and impairments	—	—	1	—
Total Costs and Expenses	170	172	345	332
Operating Income	123	103	248	206
Interest and financing costs, net	(45)	(38)	(89)	(75)
Equity in earnings of unconsolidated affiliates	3	1	7	4
Other income, net	—	—	6	—
Net Earnings	$81	$66	$172	$135

Loss attributable to Predecessor	$2	$6	$3	$11
Net earnings attributable to noncontrolling interest	—	(6)	—	(16)
Net Earnings Attributable to Partners	83	66	175	130
General partner’s interest in net earnings, including incentive distribution rights	(36)	(17)	(68)	(31)
Limited Partners’ Interest in Net Earnings	$47	$49	$107	$99

Net Earnings per Limited Partner Unit:
Common - basic	$0.48	$0.60	$1.12	$1.23
Common - diluted	$0.48	$0.60	$1.12	$1.23

Weighted Average Limited Partner Units Outstanding:
Common units - basic	95.2	80.7	94.4	80.5
Common units - diluted	95.2	80.8	94.4	80.6

Cash Distributions Paid Per Unit	$0.8100	$0.6950	$1.5900	$1.3625

See accompanying notes to condensed combined consolidated financial statements.

Tesoro Logistics LP 2016 | 1

FINANCIAL STATEMENTS

TESORO LOGISTICS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2016	December 31, 2015
	(In millions, except unit amounts)
ASSETS
Current Assets
Cash and cash equivalents	$682	$16
Receivables, net
Trade	115	139
Affiliate	91	85
Prepayments and other	23	12
Total Current Assets	911	252
Net Property, Plant and Equipment	3,133	3,467
Acquired Intangibles, net	962	976
Goodwill	117	130
Investment in Unconsolidated Affiliates	345	58
Other Noncurrent Assets	29	26
Total Assets	$5,497	$4,909

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable
Trade	$57	$84
Affiliate	40	48
Accrued interest and financing costs	37	31
Other current liabilities	43	59
Total Current Liabilities	177	222
Debt, Net of Unamortized Issuance Costs	3,218	2,844
Other Noncurrent Liabilities	46	49
Total Liabilities	3,441	3,115
Commitments and Contingencies (Note 6)
Equity
Equity of Predecessors	46	16
Common unitholders; 100,691,105 units issued and outstanding (93,478,326 in 2015)	2,006	1,707
General partner; 1,900,515 units issued and outstanding (1,900,515 in 2015)	4	(13)
Noncontrolling interest	—	84
Total Equity	2,056	1,794
Total Liabilities and Equity	$5,497	$4,909

See accompanying notes to condensed combined consolidated financial statements.

2 | Tesoro Logistics LP 2016

FINANCIAL STATEMENTS

TESORO LOGISITICS LP
CONDENSED STATEMENTS OF COMBINED CONSOLIDATED CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2016	2015
	(In millions)
Cash Flows From (Used In) Operating Activities:
Net earnings	$172	$135
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation and amortization expenses	89	88
Other non-cash operating activities	20	9
Changes in current assets and current liabilities	(33)	(27)
Changes in noncurrent assets and noncurrent liabilities	1	6
Net cash from operating activities	249	211
Cash Flows Used In Investing Activities:
Capital expenditures	(93)	(163)
Acquisitions	(30)	—
Other investing	(4)	(6)
Net cash used in investing activities	(127)	(169)
Cash Flows From (Used In) Financing Activities:
Borrowings under revolving credit agreements	600	262
Repayments under revolving credit agreement	(666)	(223)
Proceeds from debt offering	701	—
Repayment of term loan facility	(250)	—
Proceeds from issuance of units, net of issuance costs	334	45
Quarterly distributions to unitholders	(149)	(110)
Quarterly distributions to general partner	(57)	(30)
Distributions to noncontrolling interest	—	(18)
Financing costs	(17)	—
Sponsor contributions of equity to the Predecessor	33	14
Capital contributions by affiliate	15	12
Net cash from (used in) financing activities	544	(48)
Increase (Decrease) in Cash and Cash Equivalents	666	(6)
Cash and Cash Equivalents, Beginning of Period	16	19
Cash and Cash Equivalents, End of Period	$682	$13

See accompanying notes to condensed combined consolidated financial statements.

Tesoro Logistics LP 2016 | 3

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

Tesoro Logistics LP (“TLLP” or the “Partnership”) is a fee-based, growth-oriented Delaware limited partnership formed in December 2010 by Tesoro Corporation and its wholly-owned subsidiary, Tesoro Logistics GP, LLC (“TLGP”), our general partner, to own, operate, develop and acquire logistics assets. Unless the context otherwise requires, references in this report to “we,” “us,” “our,” or “ours” refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries, or all of them taken as a whole. Unless the context otherwise requires, references in this report to “Tesoro” or our “Sponsor” refer collectively to Tesoro Corporation and any of its subsidiaries, other than TLLP, its subsidiaries and its general partner.

PRINCIPLES OF COMBINATION AND CONSOLIDATION AND BASIS OF PRESENTATION

Acquired assets from Tesoro, and those assets, liabilities and results of operations are collectively referred to as the “Predecessor.” The accompanying condensed combined consolidated financial statements and related notes present the results of operations and cash flows of our Predecessor at historical cost. The financial statements of our Predecessor have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessor had been operated as an unaffiliated entity. Our Predecessor did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment.

As discussed in Note 2, the Partnership entered into an agreement to purchase certain terminalling and storage assets owned by Tesoro that was completed in two phases. On July 1, 2016 we completed the acquisition of the first phase which consisted of tankage and ancillary facilities used for operations at Tesoro’s Kenai Refinery. On September 16, 2016 the second phase was completed, consisting of refined product terminals in Anchorage and Fairbanks (together the “Alaska Storage and Terminalling Assets”). TLLP’s consolidated financial statements have been retrospectively adjusted to reflect the results of operations and cash flows of the Predecessor. See Note 2 for additional information regarding subsequent events, including further information regarding the acquisitions.

The interim condensed combined consolidated financial statements and notes thereto have been prepared by management without audit according to the rules and regulations of the Securities and Exchange Commission (“SEC”) and reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of results for the periods presented. Such adjustments are of a normal recurring nature, unless otherwise disclosed.

Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to the SEC’s rules and regulations. However, management believes that the disclosures presented herein are adequate to present the information fairly. The accompanying interim condensed combined consolidated financial statements and notes should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2015.

We prepare our condensed combined consolidated financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the amounts of assets and liabilities and revenues and expenses reported as of and during the periods presented. We review our estimates on an ongoing basis using currently available information. Changes in facts and circumstances may result in revised estimates, and actual results could differ from those estimates. The results of operations of the Partnership, or our Predecessor, for any interim period are not necessarily indicative of results for the full year.

CONDENSED CONSOLIDATING FINANCIAL INFORMATION. The parent company of the Partnership has no independent assets or operations. The Partnership’s operations are conducted by its wholly-owned guarantor subsidiaries, other than Tesoro Logistics Finance Corp., an indirect wholly-owned subsidiary of the Partnership whose sole purpose is to act as co-issuer of any debt securities. The guarantees are full and unconditional and joint and several, subject to certain automatic customary releases, including sale, disposition, or transfer of the capital stock or substantially all of the assets of a subsidiary guarantor, exercise of legal defeasance option or covenant defeasance option, and designation of a subsidiary guarantor as unrestricted in accordance with the applicable indenture. There are no significant restrictions on the ability of the Partnership or any guarantor to obtain funds from its subsidiaries by dividend or loan. None of the assets of the Partnership or a guarantor represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act.

4 | Tesoro Logistics LP 2016

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Subsequent to the deconsolidation of Rendezvous Gas Services, L.L.C. (“RGS”) as of January 1, 2016, we are not required to provide condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X as we no longer have a consolidated non-guarantor subsidiary. For further discussion on the deconsolidation of RGS, see discussion below and in Note 4.

FAIR VALUE INFORMATION

We believe the carrying value of our cash and cash equivalents, receivables, accounts payable and certain accrued liabilities approximates fair value. Our fair value assessment incorporates a variety of considerations, including:

•	the short term duration of the instruments (less than one percent of our trade payables and approximately one percent of our trade receivables have been outstanding for greater than 90 days); and

•	the expected future insignificance of bad debt expense, which includes an evaluation of counterparty credit risk.

The computation of the percentage of the short-term duration of our trade receivables excludes amounts that are greater than 90 days related to legal disputes, primarily XTO Energy Inc.’s (“XTO”) legal dispute with QEP Field Services, LLP (“QEPFS”). See further discussion regarding the XTO litigation in Note 6.

The fair value of our senior notes is based on prices from recent trade activity and is categorized in level 2 of the fair value hierarchy. The borrowings under our amended secured revolving credit facility (the “Revolving Credit Facility”) and our secured dropdown credit facility (“Dropdown Credit Facility”), which include a variable interest rate, approximate fair value. The carrying value and fair value of our debt were approximately $3.3 billion and $3.4 billion as of June 30, 2016, respectively. The carrying value and fair value of our debt were approximately $2.9 billion and $2.8 billion at December 31, 2015, respectively. These carrying and fair values of our debt do not include any unamortized issuance costs associated with our total debt.

NEW ACCOUNTING STANDARDS AND DISCLOSURES

REVENUE RECOGNITION. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which provides accounting guidance for all revenue arising from contracts to provide goods or services to customers. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017, given the FASB’s recent deferral of ASU 2014-09’s effective date. Entities may choose to early adopt ASU 2014-09 as of the original effective date. The standard allows for either full retrospective adoption or modified retrospective adoption. We are currently evaluating the impact of the standard on our financial statements and related disclosures. Based on our initial evaluation, we believe that the standard could impact the amount and timing of revenues we recognize as certain of our revenue arrangements require us to provide multiple services and may include variable consideration.

CONSOLIDATION. In February 2015, the FASB issued ASU 2015-02, “Amendments to the Consolidation Analysis” (“ASU 2015-02”). This standard modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for interim and annual periods beginning after December 15, 2015, and requires either a retrospective or a modified retrospective approach to adoption. We adopted this guidance using the modified retrospective approach as of January 1, 2016 and performed the required reassessments outlined by the guidance. For further information on the results of the reassessments, refer to Note 4, Investments - Equity Method and Joint Ventures.

BUSINESS COMBINATIONS. In September 2015, the FASB issued ASU 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”). The standard requires an acquirer to recognize the cumulative impact of adjustments to provisional purchase price amounts that are identified during the measurement period in the reporting period, in which the adjustment amounts are determined. The standard also requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for interim and annual periods beginning after December 15, 2015 and must be applied prospectively to adjustments that occur after the effective date. We adopted this guidance as of January 1, 2016, with no impact to our financial statements.

LEASES. In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”), which improves transparency and comparability among organizations by requiring lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption. Early adoption is permitted. At this time, we are evaluating the potential impact of this standard on our financial statements.

Tesoro Logistics LP 2016 | 5

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SHARE-BASED COMPENSATION. In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which simplifies several aspects of the accounting for employee share-based payment transactions including accounting for income taxes, cash flow presentation of tax impacts, forfeitures, and liability versus equity accounting due to statutory tax withholding requirements. ASU 2016-09 is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. As of January 1, 2016, we early adopted ASU 2016-09 and with respect to the guidance on forfeitures, we have elected to continue to estimate forfeitures on the date of grant to account for the estimated number of awards for which the requisite service period will not be rendered. The adoption of ASU 2016-09 had no impact on our financial statements.

PRINCIPAL VS AGENT CONSIDERATIONS. In March 2016, the FASB issued ASU 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU 2016-08”), which amends the principal versus agent guidance in ASU 2014-09. The amendments clarify how an entity should apply the control principle to certain types of arrangements, such as service transactions, by explaining what a principal controls before the specified good or service is transferred to the customer. The effective date and transition requirements for the amendments in ASU 2016-08 are the same as the effective date and transition requirements of ASU 2014-09. At this time, we are evaluating the potential impact of this standard on our financial statements.

NOTE 2 - RELATED-PARTY TRANSACTIONS

ACQUISITIONS

ALASKA STORAGE AND TERMINALLING ASSETS. Effective July 1, 2016, the Partnership entered into an agreement to purchase certain terminalling and storage assets owned by Tesoro for total consideration of $444 million and was completed in two phases. On July 1, 2016, the Partnership completed the acquisition of the first phase consisting of tankage with a shell capacity of approximately 3.5 million barrels, related equipment and ancillary facilities used for the operations at Tesoro’s Kenai Refinery. The second phase purchase consisted of refined product terminals in Anchorage and Fairbanks. Consideration paid for the first phase was $266 million, which comprised of approximately $240 million in cash, financed with borrowings under the Dropdown Credit Facility, and the issuance of equity to Tesoro with a fair value of $26 million. Consideration for the second phase was $178 million, comprised of approximately $160 million in cash, financed with borrowings under the Dropdown Credit Facility, and the issuance of equity securities with a fair value of $18 million.

To reflect the results of the Predecessor, operating and maintenance expenses were recasted to include additional expenses of $1 million during each of the three months ended June 30, 2016 and 2015 and $2 million during each of the six months ended June 30, 2016 and 2015. In addition, depreciation and amortization expenses were recasted to include an additional $1 million during the six months ended June 30, 2016. Total assets were increased $47 million and $17 million at June 30, 2016 and December 31, 2015, respectively, mostly attributable to net property, plant and equipment associated with the Predecessor with the offset largely included in equity of predecessors on the condensed combined consolidated balance sheets.

FLINT HILLS RESOURCES. On June 20, 2016, Tesoro closed the acquisition of Flint Hills Resources’ (“FHR”) wholesale marketing and logistics assets in Anchorage and Fairbanks, Alaska. This acquisition includes an Anchorage terminal with 580,000 barrels of storage capacity, a truck rack, and rail loading capability. In addition, the acquisition includes a Fairbanks airport terminal that includes 22,500 barrels of jet fuel storage and a truck rack, as well as a multi-year terminalling agreement at FHR’s North Pole terminal, which will provide efficient rail offload capabilities and provide access to Alaska’s interior. These assets were acquired as part of the second phase of the Alaska Storage and Terminalling Assets mentioned above and the historic cost is reflected in our combined consolidated financial statements.

AFFILIATE AGREEMENTS

The Partnership has various long-term, fee-based commercial agreements with Tesoro, under which we provide pipeline transportation, trucking, terminal distribution and storage services to Tesoro, and Tesoro typically commits to fixed fees or to provide us with minimum monthly throughput volumes of crude oil and refined products. For the natural gas liquids that we handle under keep-whole agreements, the Partnership has a fee-based processing agreement with Tesoro which minimizes the impact of commodity price movements during the annual period subsequent to renegotiation of terms and pricing each year.

6 | Tesoro Logistics LP 2016

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In addition, we have agreements for the provision of various general and administrative services by Tesoro. Under our partnership agreement, we are required to reimburse TLGP and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our amended omnibus agreement (the “Amended Omnibus Agreement”) or our secondment agreement (the “Secondment Agreement”), TLGP determines the amount of these expenses. The Amended Omnibus Agreement and the Secondment Agreement were amended and restated in connection with the Alaska Logistics Assets purchase. Under the terms of the Amended Omnibus Agreement as of June 30, 2016, we are required to pay Tesoro an annual corporate services fee of $9 million for the provision of various centralized corporate services, including executive management, legal, accounting, treasury, human resources, health, safety and environmental, information technology, certain insurance coverage, administration and other corporate services. Under the terms of our Secondment Agreement as of June 30, 2016, we pay Tesoro a net annual service fee of $2 million for services performed by field-level employees at the majority of our facilities. Additionally, pursuant to the Amended Omnibus Agreement and Secondment Agreement, we reimburse Tesoro for any direct costs actually incurred by Tesoro in providing other operational services with respect to certain of our other assets and operations.

SUMMARY OF AFFILIATE TRANSACTIONS

SUMMARY OF REVENUE AND EXPENSE TRANSACTIONS WITH TESORO (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues (a)	$168	$154	$337	$302
Operating and maintenance expenses	35	30	73	60
Imbalance settlement gains and reimbursements from Tesoro (b)	5	11	12	19
General and administrative expenses	16	18	33	35

(a)	Tesoro accounted for 57% of our total revenues for both the three and six months ended June 30, 2016 and 56% of our total revenues for both the three and six months ended June 30, 2015.

(b)
Includes imbalance settlement gains of $2 million for both the three months ended June 30, 2016 and 2015, and $3 million and $4 million for the six months ended June 30, 2016 and 2015, respectively. Also includes reimbursements from Tesoro pursuant predominantly to the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement of $3 million and $9 million for the three months ended June 30, 2016 and 2015, respectively, and $9 million and $15 million for the six months ended June 30, 2016 and 2015, respectively.

PREDECESSOR TRANSACTIONS. Related-party transactions of our Predecessor were settled through equity. Our Predecessor did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment.

DISTRIBUTIONS. In accordance with our partnership agreement, the unitholders of our common and general partner interests are entitled to receive quarterly distributions of available cash. During the six months ended June 30, 2016, we paid quarterly cash distributions of $109 million to Tesoro and TLGP, including incentive distribution rights (“IDRs”). On July 20, 2016, we declared a quarterly cash distribution of $0.842 per unit, which will be paid on August 12, 2016. The distribution will include payments of $66 million to Tesoro and TLGP, including IDRs.

Tesoro Logistics LP 2016 | 7

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

PROPERTY, PLANT AND EQUIPMENT BY SEGMENT, AT COST (in millions)

	June 30, 2016	December 31, 2015
Gathering (a)	$1,368	$1,700
Processing	571	565
Terminalling and Transportation	1,669	1,629
Gross Property, Plant and Equipment	3,608	3,894
Accumulated depreciation (a)	(475)	(427)
Net Property, Plant and Equipment	$3,133	$3,467

(a)
We recognized a decrease of $363 million to net property, plant and equipment as of January 1, 2016 as a result of the deconsolidation of RGS. See Note 4 for further discussion of the deconsolidation of RGS.

NOTE 4 - INVESTMENTS - EQUITY METHOD AND JOINT VENTURES

For each of the following investments, we have the ability to exercise significant influence over each of these investments through our participation in the management committees, which make all significant decisions. However, since we have equal or proportionate influence over each committee as a joint interest partner and all significant decisions require consent of the other investor(s) without regard to our economic interest, we have determined that these entities should not be consolidated and apply the equity method of accounting with respect to our investments in each entity.

•
RGS. We have a 78% interest in RGS, which owns and operates the infrastructure that transports gas from certain fields to several re-delivery points in southwestern Wyoming, including natural gas processing facilities that are owned by us or a third party. Prior to 2016, we consolidated RGS, however, upon our reassessment performed in conjunction with the adoption of ASU 2015-02 as of January 1, 2016, we determined RGS represents a variable interest entity to us for which we are not the primary beneficiary. Under the limited liability company agreement, we do not have voting rights commensurate with our economic interest due to veto rights available to our partner in RGS. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the members’ gas servicing agreements, require unanimous approval of the members. For amounts previously consolidated in our financial statements as of and for the year ended December 31, 2015, refer to the amounts shown in the Non-Guarantor column in the condensed consolidating financial information presented in Note 16 in our annual report on Form 10-K referenced herein.

•
THREE RIVERS GATHERING, LLC (“TRG”). We own a 50% interest in TRG which operates natural gas gathering assets within the southeastern Uinta Basin and is primarily supported by long-term, fee-based gas gathering agreements with minimum volume commitments.

•
UINTAH BASIN FIELD SERVICES, L.L.C. (“UBFS”). We own a 38% interest in UBFS which owns and operates the natural gas gathering infrastructure located in the southeastern Uinta Basin and is supported by long-term, fee-based gas gathering agreements that contain firm throughput commitments, which generate fees whether or not the capacity is used, and is operated by us.

EQUITY METHOD INVESTMENTS (in millions)

	RGS	TRG	UBFS	Total
Balance at December 31, 2015	$—	$42	$16	$58
Effect of deconsolidation (a)	295	—	—	295
Equity in earnings	4	2	1	7
Distributions received	(10)	(4)	(1)	(15)
Balance at June 30, 2016	$289	$40	$16	$345

(a)
We recognized an increase of $295 million to equity method investments as of January 1, 2016 as a result of the deconsolidation of RGS in addition to a cumulative effect reduction to opening equity of $2 million related to the difference in earnings under the equity method of accounting in prior periods. The carrying amount of our investment in RGS exceeded the underlying equity in net assets by $138 million at June 30, 2016.

NOTE 5 - DEBT

DEBT BALANCE, NET OF UNAMORTIZED ISSUANCE COSTS (in millions)

	June 30, 2016	December 31, 2015
Total debt	$3,266	$2,883
Unamortized issuance costs (a)	(48)	(39)
Debt, Net of Unamortized Issuance Costs	$3,218	$2,844

(a)	Includes unamortized premiums of $4 million associated with our senior notes at both June 30, 2016 and December 31, 2015.

8 | Tesoro Logistics LP 2016

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

REVOLVING CREDIT FACILITY AND DROPDOWN CREDIT FACILITY

We amended our existing secured Revolving Credit Facility on January 29, 2016, decreasing the aggregate available facility limit from $900 million to $600 million and improving terms related to pricing and financial covenants. As a result of this amendment, an immaterial amount of unamortized debt issuance costs were expensed. In addition, we syndicated a $1.0 billion secured Dropdown Credit Facility on January 29, 2016. The primary use of proceeds under this facility will be to fund asset acquisitions. The terms, covenants and restrictions under this facility are substantially the same as with our amended secured Revolving Credit Facility. The total aggregate available facility limits for the secured Revolving Credit Facility and secured Dropdown Credit Facility totaled $1.6 billion at June 30, 2016. We are allowed to request the loan availability for both the secured Revolving Credit Facility and the secured Dropdown Credit Facility be increased up to an aggregate of $2.1 billion, subject to receiving increased commitments from the lenders.

As of June 30, 2016, our secured Revolving Credit Facility provided for total loan availability of $600 million. Borrowings are available under the secured Revolving Credit Facility up to the total loan availability of the facility. Our secured Revolving Credit Facility is non-recourse to Tesoro, except for TLGP, and is guaranteed by all of our consolidated subsidiaries, and secured by substantially all of our assets. We had no borrowings outstanding under the secured Revolving Credit Facility, resulting in the full loan availability of the borrowing capacity as of June 30, 2016.

As of June 30, 2016, our secured Dropdown Credit Facility provided for total loan availability of $1.0 billion. We had $239 million borrowings outstanding under the secured Dropdown Credit Facility, resulting in unused loan availability of $761 million or 76% the borrowing capacity as of June 30, 2016. The weighted average interest rate for borrowings under our secured Dropdown Credit Facility was 4.51% at June 30, 2016.

The secured Revolving Credit Facility and the secured Dropdown Credit Facility ratably share collateral comprised primarily of our property, plant, and equipment and both facilities mature on January 29, 2021. In addition, upon an upgrade of our corporate family rating to investment grade, certain covenants and restrictions under each facility will automatically be eliminated or improved.

SENIOR NOTES ISSUANCE

On May 9, 2016, we completed a registered offering of $250 million aggregate principal amount of 6.125% Senior Notes due 2021 (“2021 Notes”) and $450 million aggregate principal amount of 6.375% Senior Notes due 2024 (“2024 Notes”). We used the proceeds of the offering of the 2021 notes to repay amounts outstanding under our Dropdown Credit Facility and the proceeds of the offering of the 2024 notes to repay amounts outstanding under our Revolving Credit Facility and for general partnership purposes.

The 2021 Notes were issued under the same indenture governing the existing $550 million of the 6.125% Senior Notes due 2021 issued in August 2013 and have the same terms as those senior notes. The 2021 Notes have no sinking fund requirements. We may redeem some or all of the 2021 Notes, prior to October 15, 2016, at a make-whole price plus accrued and unpaid interest, if any. On or after October 15, 2016, the 2021 Notes may be redeemed at premiums equal to 4.594%  through October 15, 2017; 3.063% from October 15, 2017 through October 15, 2018; 1.531% from October 15, 2018 through October 15, 2019; and at par thereafter, plus accrued and unpaid interest. We will have the right to redeem up to 35% of the aggregate principal amount at 106.125% of face value with proceeds from certain equity issuances through October 15, 2016. The 2021 Notes are unsecured and guaranteed by all of our subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Tesoro, except for TLGP, and contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

The 2024 Notes have no sinking fund requirements. We may redeem some or all of the 2024 Notes, prior to May 1, 2019, at a make-whole price plus accrued and unpaid interest, if any. On or after May 1, 2019, the 2024 Notes may be redeemed at premiums equal to  4.781% through May 1, 2020; 3.188% from May 1, 2020 through May 1, 2021; 1.594% from May 1, 2021 through May 1, 2022; and at par thereafter, plus accrued and unpaid interest. We will have the right to redeem up to 35% of the aggregate principal amount at 106.375% face value with proceeds from certain equity issuances through May 1, 2019. The 2024 Notes are unsecured and guaranteed by all of our subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Tesoro, except for TLGP, and contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

DEBT REPAYMENTS

On February 3, 2016, we paid the full amount of the Unsecured Term Loan Facility, including accrued interest, with proceeds drawn from the secured Dropdown Credit Facility. All commitments under the Unsecured Term Loan Facility were terminated effective with the repayment and an immaterial amount of unamortized debt issuance costs were expensed.

Tesoro Logistics LP 2016 | 9

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SENIOR NOTES EXCHANGE

On February 26, 2016, the Partnership commenced an offer to exchange (the “Exchange”) its existing unregistered 5.50% Senior Notes due 2019 (“2019 Notes”) and 6.25% Senior Notes due 2022 (“2022 Notes”) (together, “Unregistered Notes”) for an equal principal amount of 5.50% Senior Notes due 2019 and 6.25% Senior Notes due 2022 (the “Exchange Notes”), respectively, that were registered under the Securities Act of 1933, as amended. On April 14, 2016, the Exchange was completed for all of the 2019 Notes and substantially all of the 2022 Notes. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the Unregistered Notes for which they were exchanged, except that the Exchange Notes generally are not subject to transfer restrictions. The Exchange fulfills all of the requirements of the registration rights agreements for the Unregistered Notes.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

TESORO INDEMNIFICATION

Under the Amended Omnibus Agreement, Tesoro indemnifies us for certain matters, including known environmental, title and tax matters associated with the ownership of our assets at or before the closing of the TLLP initial public offering (“Initial Offering”) and subsequent acquisitions from Tesoro, excluding certain Los Angeles assets acquired from Tesoro in 2013. Under the Carson Assets Indemnity Agreement, Tesoro retained responsibility for remediation of known environmental liabilities due to the use or operation of certain Los Angeles assets prior to the acquisition dates, and has indemnified the Partnership for any losses incurred by the Partnership arising out of those remediation obligations. Environmental matters discovered subsequent to the Initial Offering and subsequent acquisitions are also indemnified to the extent they are identified prior to five years from the acquisition date. The indemnification under the Initial Offering for unknown environmental matters expired on April 26, 2016. See Note 3 of our Annual Report on Form 10-K for the year ended December 31, 2015, for additional information regarding the terms and conditions of the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement.

CONTINGENCIES

In the ordinary course of business, we may become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. The outcome of contingencies cannot always be predicted accurately, but we will accrue liabilities for these matters if the amount is probable and can be reasonably estimated. Contingencies arising after the closing of the Initial Offering from conditions existing before the Initial Offering, and the subsequent acquisitions from Tesoro that have been identified after the closing of each transaction, will be recorded in accordance with the indemnification terms set forth in the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement, as noted above. Any contingencies arising from events after the Initial Offering, and the subsequent acquisitions from Tesoro, will be our responsibility. Other than described in this Note 6, we do not have any other material outstanding lawsuits, administrative proceedings or governmental investigations.

ENVIRONMENTAL LIABILITIES

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect of the disposal or release of specified substances at current and former operating sites. We have accrued liabilities for these expenses and believe these accruals are adequate based on current information and projections that can be reasonably estimated. Our environmental liabilities are estimates using internal and third-party assessments and available information to date. It is possible that these estimates will change as more information becomes available. Our liabilities for these environmental expenditures totaled $24 million and $33 million at June 30, 2016 and December 31, 2015, respectively.

TIOGA, NORTH DAKOTA CRUDE OIL PIPELINE RELEASE. In September 2013, the Partnership responded to the release of crude oil in a rural field northeast of Tioga, North Dakota (the “Crude Oil Pipeline Release”). The environmental liabilities related to the Crude Oil Pipeline Release include amounts estimated for remediation activities that will be conducted to restore the site for agricultural use. We have liabilities totaling $19 million and $27 million at June 30, 2016 and December 31, 2015, respectively. This incident was covered by our pollution legal liability insurance policy, subject to a $1 million deductible and a $25 million loss limit. Pursuant to this policy, we have received all insurance recoveries related to the Crude Oil Pipeline Release as of December 31, 2015. The estimated remediation costs of $66 million exceeded our policy loss limit by $41 million.

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NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

LEGAL

QUESTAR GAS COMPANY V. QEP FIELD SERVICES COMPANY. Prior to the acquisition of all of the limited liability company interests of QEPFS, QEPFS’ former affiliate, Questar Gas Company (“QGC”) and its affiliate Wexpro, filed a complaint on May 1, 2012, asserting claims for breach of contract, breach of implied covenant of good faith and fair dealing, and an accounting and declaratory judgment related to a 1993 gathering agreement (the “1993 Agreement”) executed when the parties were affiliates. TLLP agreed to indemnify QEP Field Services Company for this claim under the acquisition agreement for QEPFS. Under the 1993 Agreement, certain of TLLP’s systems provide gathering services to QGC charging an annual gathering rate, which is based on the cost of service calculation. QGC disputed the annual calculation of the gathering rate, which has been calculated in the same manner since 1998, without objection by QGC. As a result of the rulings through the date of our acquisition of QEPFS, TLLP assumed a $21 million liability for estimated damages. On March 22, 2016, the parties in this dispute entered into a settlement and release agreement resolving all remaining issues and associated counter claims in exchange for TLLP’s payment of $15 million. We recognized a gain of $6 million in other income, net on our condensed statement of consolidated operations for the six months ended June 30, 2016 as a result of the settlement.

XTO ENERGY INC. V. QEP FIELD SERVICES COMPANY. XTO filed a complaint on January 30, 2014, asserting claims for breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment and an accounting and declaratory judgment related to a 2010 gas processing agreement (the “XTO Agreement”). TLLP processes XTO’s natural gas on a firm basis under the XTO Agreement. The XTO Agreement requires TLLP to transport, fractionate and market XTO’s natural gas liquids derived from XTO’s processed gas. XTO is seeking monetary damages related to TLLP’s allocation of charges related to XTO’s share of natural gas liquid transportation, fractionation and marketing costs associated with shortfalls in contractual firm processing volumes. On March 29, 2016, the parties entered into a settlement and release agreement related to payments withheld by XTO unrelated to the allocation of charges they are challenging. Under the settlement and release agreement, XTO agreed to pay all historical undisputed charges by April 15, 2016 less the $22 million of allocated charges they are challenging, and to thereafter tender all similar undisputed charges timely. On April 15, 2016, XTO remitted a $21 million settlement payment related to all undisputed amounts. While we cannot currently estimate the final amount or timing of the resolution of this matter, we believe the outcome will not have a material impact on our liquidity, financial position or results of operations.

NOTE 7 - EQUITY AND NET EARNINGS PER UNIT

We had 68,245,990 common public units outstanding as of June 30, 2016. Additionally, Tesoro owned 32,445,115 of our common units and 1,900,515 of our general partner units (the 1.9% general partner interest) as of June 30, 2016, which together constitutes a 33% ownership interest.

UNIT ISSUANCE. We closed a registered public offering of 6,325,000 common units representing limited partner interests, including the over-allotment option exercised by the underwriter for the purchase of an additional 825,000 common units, at a public offering price of $47.13 per unit on June 10, 2016. The net proceeds of $293 million are expected to be used for general partnership purposes, which may include future acquisitions, capital expenditures and additions to working capital.

ATM PROGRAM. On August 24, 2015, we filed a prospectus supplement to our shelf registration statement filed with the SEC on August 6, 2015, authorizing the continuous issuance of up to an aggregate of $750 million of common units, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings (such continuous offering program, or at-the-market program, referred to as our “ATM Program”). During the three and six months ended June 30, 2016, we issued an aggregate of 732,949 and 792,647 common units, respectively, under our ATM Program, generating proceeds of approximately $36 million and $38 million, respectively, before issuance costs. During the nine months ended September 30, 2016, we issued an aggregate of 1,492,367 common units under our ATM Program, generating proceeds of approximately $72 million before issuance costs. The net proceeds from sales under the ATM Program will be used for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Tesoro Logistics LP 2016 | 11

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

CHANGE IN THE CARRYING AMOUNT OF OUR EQUITY (in millions)

		Partnership
	Equity of Predecessors (a)	Common	General Partner	Noncontrolling Interest	Total
Balance at December 31, 2015	$16	$1,707	$(13)	$84	$1,794
Sponsor contributions of equity to the Predecessors	33	—	—	—	33
Loss attributable to the Predecessors	(3)	—	—	—	(3)
Equity offering under ATM Program, net of issuance costs	—	41	—	—	41
Proceeds from issuance of units, net of issuance costs	—	293	—	—	293
Effect of deconsolidation of RGS (b)	—	(2)	—	(84)	(86)
Distributions (c)	—	(149)	(57)	—	(206)
Net earnings attributable to partners	—	107	68	—	175
Contributions (d)	—	12	1	—	13
Other	—	(3)	5	—	2
Balance at June 30, 2016	$46	$2,006	$4	$—	$2,056

(a)	Adjusted to include the historical results of the Predecessors. See Note 1 for further discussion.

(b)
As the result of the reassessment performed, we deconsolidated RGS causing the derecognition of noncontrolling interest and an opening equity impact totaling $86 million. The cumulative effect to opening equity of $2 million related to the difference in earnings under the equity method of accounting in prior periods.

(c)	Represents cash distributions declared and paid during the six months ended June 30, 2016 relating to the fourth quarter of 2015 and the first quarter of 2016.

(d)
Includes Tesoro and TLGP contributions to the Partnership primarily related to reimbursements for capital spending pursuant predominantly to the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement.

NET EARNINGS PER UNIT. We use the two-class method when calculating the net earnings per unit applicable to limited partners, because we have more than one participating security. At June 30, 2016, our participating securities consist of common units, general partner units and IDRs. Net earnings earned by the Partnership are allocated between the common and general partners in accordance with our partnership agreement. We base our calculation of net earnings per unit on the weighted average number of common limited partner units outstanding during the period.

Diluted net earnings per unit include the effects of potentially dilutive units on our common units, which consist of unvested service and performance phantom units. Distributions less than or greater than earnings are allocated in accordance with our partnership agreement.

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NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NET EARNINGS PER UNIT (in millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net earnings	$81	$66	$172	$135
Net earnings attributable to noncontrolling interest	—	(6)	—	(16)
Net earnings, excluding noncontrolling interest	81	60	172	119
General partner’s distributions	(2)	(2)	(4)	(3)
General partner’s IDRs (a)	(36)	(15)	(66)	(28)
Limited partners’ distributions on common units	(85)	(64)	(161)	(120)
Distributions greater than earnings	$(42)	$(21)	$(59)	$(32)
General partner’s earnings:
Distributions	$2	$2	$4	$3
General partner’s IDRs (a)	36	15	66	28
Allocation of distributions greater than earnings (b)	(3)	(6)	(4)	(11)
Total general partner’s earnings	$35	$11	$66	$20
Limited partners’ earnings on common units:
Distributions	$85	$64	$161	$120
Allocation of distributions greater than earnings	(39)	(15)	(55)	(21)
Total limited partners’ earnings on common units	$46	$49	$106	$99
Weighted average limited partner units outstanding
Common units - basic	95.2	80.7	94.4	80.5
Common units - diluted	95.2	80.8	94.4	80.6
Net earnings per limited partner unit:
Common - basic	$0.48	$0.60	$1.12	$1.23
Common - diluted	$0.48	$0.60	$1.12	$1.23

(a)
IDRs entitle the general partner to receive increasing percentages, up to 50%, of quarterly distributions in excess of $0.3881 per unit per quarter. The amount above reflects earnings distributed to our general partner net of $2 million and $5 million of IDRs for the three and six months ended June 30, 2015, respectively, waived by TLGP. See Note 12 of our Annual Report on Form 10-K for the year ended December 31, 2015, for further discussion related to IDRs.

(b)
We have revised the historical allocation of general partner earnings to include the Predecessor losses of $3 million and $4 million for the three and six months ended June 30, 2016, respectively, and $6 million and $11 million for the three and six months ended June 30, 2015, respectively.

CASH DISTRIBUTIONS

Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the limited partner unitholders and general partner will receive. The table below summarizes the quarterly distributions related to our quarterly financial results:

QUARTERLY DISTRIBUTIONS

Quarter Ended	Quarterly Distribution Per Unit	Total Cash Distribution including general partner IDRs (in millions)	Date of Distribution	Unitholders Record Date
December 31, 2015	$0.780	$98	February 12, 2016	February 2, 2016
March 31, 2016	0.810	108	May 13, 2016	May 2, 2016
June 30, 2016	0.842	123	August 12, 2016	August 2, 2016
September 30, 2016 (a)	0.875	131	November 14, 2016	November 4, 2016

(a)	This distribution was declared on October 18, 2016 and will be paid on the date of distribution.

Tesoro Logistics LP 2016 | 13

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8 - OPERATING SEGMENTS

Our revenues are derived from three operating segments: Gathering, Processing and Terminalling and Transportation. Our Gathering segment consists of crude oil and natural gas gathering systems in the Bakken Shale/Williston Basin area of North Dakota and Montana and the Green River Basin, Uinta Basin and Vermillion Basin in the states of Utah, Colorado and Wyoming. Our Processing segment consists of four gas processing complexes and one fractionation facility. Our Terminalling and Transportation segment consists of crude oil and refined products terminals and marine terminals, storage facilities for crude oil, refined products and petroleum coke handling, rail-car unloading facilities and pipelines, which transport products and crude oil.

Our revenues are generated from third-party contracts and from commercial agreements we have entered into with Tesoro, under which customers pay us fees for gathering crude oil and natural gas, processing natural gas and distributing, transporting and storing crude oil, refined products, natural gas and natural gas liquids. The commercial agreements with Tesoro are described in greater detail in Note 3 to our Annual Report on Form 10-K for the year ended December 31, 2015. We do not have any foreign operations.

Our operating segments are strategic business units that offer different services in various geographical locations. We evaluate the performance of each segment based on its respective operating income. Certain general and administrative expenses are excluded from segment operating income as they are not directly attributable to a specific operating segment. Identifiable assets are those used by the segment, whereas other assets are principally cash and other assets that are not associated with a specific operating segment.

14 | Tesoro Logistics LP 2016

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEGMENT INFORMATION (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Gathering:
Affiliate	$18	$27	$40	$53
Third-party	64	62	133	113
Total Gathering	82	89	173	166
Processing:
Affiliate	25	25	51	45
Third-party	43	42	88	89
Total Processing	68	67	139	134
Terminalling and Transportation:
Affiliate	125	102	246	204
Third-party	18	17	35	34
Total Terminalling and Transportation	143	119	281	238
Total Segment Revenues	$293	$275	$593	$538

Segment Operating Income
Gathering	$36	$45	$76	$79
Processing	27	24	56	48
Terminalling and Transportation	73	49	141	106
Total Segment Operating Income	136	118	273	233
Unallocated general and administrative expenses	(13)	(15)	(25)	(27)
Interest and financing costs, net	(45)	(38)	(89)	(75)
Equity in earnings of unconsolidated affiliates	3	1	7	4
Other income, net	—	—	6	—
Net Earnings	$81	$66	$172	$135

Capital Expenditures
Gathering	$21	$54	$46	$105
Processing	8	4	13	5
Terminalling and Transportation	13	19	24	34
Total Capital Expenditures	$42	$77	$83	$144

Tesoro Logistics LP 2016 | 15

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 9 - SUBSEQUENT EVENTS

NORTH DAKOTA GATHERING AND PROCESSING ASSETS ACQUISITION. On November 21, 2016, the Partnership agreed to acquire crude oil, natural gas and produced water gathering systems and two natural gas processing facilities from Whiting Oil and Gas Corporation, GBK Investments, LLC and WBI Energy Midstream, LLC (the “North Dakota Gathering and Processing Assets”) for total consideration of approximately $700 million. The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing capacity and 18,700 barrels per day (“bpd”) of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota. The acquisition, which is subject to customary closing conditions including regulatory approval, is anticipated to close early in the first quarter of 2017.

NORTHERN CALIFORNIA TERMINALLING AND STORAGE ASSETS ACQUISITION. Effective November 21, 2016, the Partnership entered into an agreement to acquire terminalling and storage assets located in Martinez, California (the “Northern California Terminalling and Storage Assets”) from subsidiaries of Tesoro for a total consideration of $400 million, comprised of $360 million in cash financed with borrowings under the Partnership’s acquisition credit facility, and the issuance of equity securities of the Partnership with a fair value of approximately $40 million. The Northern California Terminalling and Storage Assets include 5.5 million barrels of crude oil, feedstock, and refined product storage capacity at Tesoro’s Martinez Refinery along with the Avon marine terminal capable of handling 35,000 bpd of feedstock and refined product throughput. In connection with the acquisition, Tesoro and TLLP entered into long-term, fee-based storage and throughput and use agreements.

Tesoro Logistics LP 2016 | 16